Exhibit 99.1

To Registrant’s Form 8-K dated July 28, 2006

EvergreenBancorp Reports 83% Increase in 2006 Second Quarter Net Income

SEATTLE, WA — (MARKETWIRE) — 7/26/2006: EvergreenBancorp, Inc. (OTCBB: EVGG), the holding company for EvergreenBank, reported net income for the second quarter of 2006 of $391.5 thousand, compared with $214.3 thousand for the same quarter of 2005, an increase of 82.69%. Performance was driven by strong loan growth. Second quarter pre-tax income increased by $208.4 thousand or 62.06% to $544.2 thousand, compared with $335.8 thousand for the same quarter of 2005. Diluted earnings per share for the quarter were $0.19 for 2006 compared with $0.10 for the prior year, an increase of 90.00%. Per share results reflect the 4-for-3 stock split in the fourth quarter of 2005.

Net income for the first six months of 2006 was $709.1 thousand compared to $513.5 thousand in the first six months of 2005. This represents an increase of $195.6 thousand or 38.09%. On a pre-tax basis, year to date income increased by $210.0 thousand or 26.84%. Diluted earnings per share for the year to date were $ 0.35 compared with $0.25 for the prior-year period. Per share results reflect the previously referenced stock split.

Gerald Hatler, President and CEO of EvergreenBancorp said, “This has been an outstanding year for us. Our record earnings, on both a quarterly and year to date basis, validate the success of our ongoing expansion strategy throughout the Puget Sound region. Strong revenue growth, derived from our expanding footprint into high-growth markets, has been the catalyst for our earnings momentum. The investment in infrastructure we have made to generate this strong revenue growth has helped us achieve improved operating efficiencies, which is an important goal for EvergreenBancorp.”

Mr. Hatler continued, “2006 has started out to be a watershed year for the Bank. We are pleased with the reception we have received in each new market we have entered. The Bank’s overall growth in loans and deposits reflects the desire of the marketplace to work with a competitive local community bank where decisions are made quickly.” EvergreenBancorp ended the quarter with total assets of $285.9 million, a 32.38% increase over the same period last year and a 14.75% increase over year end 2005. Asset growth was centered in loan growth, which increased $79.9 million or 51.84% over the same period last year and 23.73% over year end 2005. The growth in loans was supported by an increase in deposits of $44.9 million or 24.71% over the same period last year, ending the quarter at $226.7 million.

Total revenue, defined as net interest income and non-interest income, for the first six months of 2006 was $6.7 million, an increase of $851 thousand or 14.60% over the first six months of 2005. Total revenue for the quarter was $3.5 million, an increase of $531 thousand or 18.05% compared with the second quarter 2005. Net interest income before provision for loan loss for the first half of 2006 was $5.8 million, an $822 thousand or 16.58% increase over the same period last year.

Second quarter non-interest income was $490.0 thousand, an increase of $47.7 thousand or 10.78% over the prior-year period. On a year to date basis, non-interest income was $900.0 thousand which represented an increase of $33.6 thousand or 3.88% compared with the second quarter of 2005. Total non-interest expense for the second quarter was $2.7 million, an increase of $208.4 thousand or 8.21% over the same period in 2005. Non-interest expense for the first six months of 2006 was $5.3 million compared to $4.9 million for the prior year period, representing an increase of $440.4 thousand or 8.99%. This growth reflects significant infrastructure expansion. During the past 18 months, EvergreenBank opened two new offices and added 10 new employees. In spite of the growth of non-interest expense, the ratio of non-interest expense to average assets improved significantly ending at 4.07% for the first half of 2006 compared with 4.71% a year ago.

Mr. Hatler added, “Despite the rapid growth in EvergreenBank’s loan portfolio, the Company’s asset quality remains exceptional.” Charge-offs for the first six months of 2006 were $5 thousand with recoveries of $11 thousand resulting in net recoveries of $6 thousand. Non-performing loans were $563 thousand which represent 0.24% of total loans at June 30 2006, compared with 1.79% of total loans twelve months ago.

At June 30, 2006, the allowance for loan losses was 1.03% of total loans. At June 30, 2006, stockholders’ equity totaled $18.3 million. Stockholders’ equity equaled 6.40% of total assets and the total risk-based capital ratio was 10.94%, well in excess of the “well-capitalized” regulatory threshold. Mr. Hatler concluded, “We began 2006 with the capital in place to continue the execution of our growth strategy. We are pleased with our interim results as validation of both the team and our strategy.”

Founded in 1971, EvergreenBank is a subsidiary of EvergreenBancorp, Inc., a bank holding company headquartered in Seattle, Washington. EvergreenBank is one of the few locally owned, independent community banks left in the Puget Sound region with six offices in Seattle, Bellevue, Lynnwood, and Federal Way. The Bank is an award-winning institution, named in 2005 as one of the “best companies to work for” by Washington CEO magazine, as well as “best-rated bank service” by Consumer Checkbook Magazine.   It offers a full suite of personal and business banking services. Services include commercial, real estate, and consumer lending; savings, checking, and certificate of deposit accounts; health savings accounts; financial planning and investment services; Internet banking; and merchant credit card processing services.

EvergreenBancorp stock trades on the Over-The-Counter Bulletin Board under the EVGG symbol. Visit www.EvergreenBancorp.com to learn more.

This press release contains “forward-looking statements” within the meaning of federal securities law, including statements concerning business strategies and their intended results, and similar statements concerning expectations that are not historical facts. The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions, demand for financial services, competitive conditions, regulatory changes, and the availability of capital to finance growth, which could cause actual results to differ materially from those expressed in or implied by the statements herein.

CONTACTS:

EvergreenBancorp, Inc.
Gerry Hatler, President and Chief Executive Officer
206-628-4250